EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661



                       VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 11, 2006 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2006. The announcement was made by Chairman and CEO Ken Darby.

Net sales for the third fiscal quarter were $14.7 million, an increase of 5%, compared with $14.0 million for the previous fiscal year period. Net income totaled $37,000 ($.01 per share), compared with a net loss of $548,000 ($.12 per share) for the same period last fiscal year.

For the nine months, net sales were $41.2 million, a decrease of 3%, compared with $42.4 million for the first nine months of the prior fiscal year. A net loss of $663,000 ($.15 per share) was incurred compared with a net loss of $2.5 million ($.54 per share) in the year ago period.

Commenting on the third quarter results, Mr. Darby said that while sales grew 5% over the prior year quarter, they increased 20% over the preceding quarter. U.S. revenues in the current quarter grew 10% to $8.3 million compared with the prior year period, while foreign sales were flat at $6.4 million. Mr. Darby said "Sales growth occurred in all of Vicon's principal markets except Germany, where sales declined approximately $600,000 from a year ago". Gross margins in the current quarter improved to 40.3% versus 38.0% as a result of a favorable product sales mix and lower production costs of certain digital video products. Operating expenses totaled $5.9 million, which was the same for both periods.

Mr. Darby said Vicon continued to incur significant legal costs in connection with a patent infringement suit ($296,000 in the current quarter, $492,000 year-to-date, and $1.8 million since inception) as it prepared for a scheduled September, 2006 trial. On June 30th, the Federal Judge hearing the case delayed the trial until April, 2007, citing an April, 2006 U.S. Patent and Trademark
Office (PTO) re-examination ruling in which the six claims in the patent asserted against Vicon were rejected. The PTO's non-final office action is being appealed by the plaintiff. "From the beginning of this lawsuit in May, 2003, Vicon has firmly believed the patent was invalid based upon the prior art of Vicon and another defendant. Accordingly, in January, 2005 we petitioned the PTO to re-examine the patent and have vigorously defended ourselves, unfortunately at a very high cost. Pending the final outcome of this case, the Company may seek to recover costs and damages against the plaintiff," said Mr. Darby.

Mr. Darby said that Vicon's significant investment in digital video development in recent years was having a positive impact on operating results. He cited the fact that
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ViconNet(TM)  based  product  sales  accounted  for 34% of all  revenues  in the current quarter (31% year-to-date) and contributed the highest gross margin of all product lines. "Since the initial introduction of ViconNet(TM) in first quarter of calendar 2003 to June 30, 2006, sales of such digital video products are in excess of $51 million", Mr. Darby noted.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

                                                            Vicon Industries, Inc.

                                                      Condensed Statements of Operations

                                                                  (Unaudited)


                                           Three Months Ended June 30,                Nine Months Ended June 30,
                                           ---------------------------                -------------------------

                                             2006             2005                  2006                 2005
                                             ====             ====                  ====                 ====
Net sales                                 $14,675,000      $13,990,000          $41,156,000           $42,375,000

Gross profit                                5,914,000        5,319,000           16,128,000            15,895,000

Operating income (loss)                        54,000         (561,000)            (632,000)           (2,535,000)

Income (loss) before income taxes              37,000         (594,000)            (663,000)           (2,659,000)

Income tax expense (benefit)                     -             (45,000)                -                    9,000

Income (loss) before extraordinary gain        37,000         (548,000)            (663,000)           (2,668,000)

Extraordinary gain                               -                -                    -                  211,000
                                        -------------    --------------       --------------         -------------

Net income (loss)                        $     37,000    $    (548,000)       $    (663,000)         $ (2,457,000)
                                        =============    ==============       ==============         =============

Basic and diluted earnings (loss) per share:
--------------------------------------------

Earnings (loss) before extraordinary gain     $   .01         $   (.12)             $  (.15)               $ (.58)

Extraordinary gain                            $     -         $      -              $     -                $  .04
                                        -------------    --------------       --------------         -------------

Earnings (loss) per share                     $   .01         $   (.12)             $  (.15)               $ (.54)
                                        =============    ==============       ==============         =============

Shares used in computing earnings (loss) per share:

                  Basic                     4,573,000        4,570,000            4,572,000             4,566,000

                  Diluted                   4,668,000        4,570,000            4,572,000             4,566,000
